PRESS RELEASE

INNOSPEC REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Net sales up 62 percent; Net income and adjusted EBITDA more than doubled

Strong sales growth in all core businesses

Excellent cash generation; Net debt further reduced

Annual dividend up 15 percent; Eighth successive dividend increase

Englewood, CO – November 7, 2017 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2017. At the same time, the Company announced that it has declared a semi-annual dividend of $0.39 per common share for the second half of 2017, which will be paid on November 27, 2017 to shareholders of record as of November 16, 2017. This brings the annual dividend to $0.77 per share, a 15 percent increase over 2016.

Total net sales for the third quarter were $332.4 million, up 62 percent from the $205.5 million reported in the corresponding quarter last year. Net income was $23.3 million, or $0.95 per diluted share, compared to $11.4 million, or $0.47 per diluted share, recorded a year ago. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and fair value adjustments) for the quarter was $44.5 million, more than double the $21.2 million generated in 2016’s third quarter.

Results for this quarter include several special items, which are summarized in the table below. Excluding these special items, adjusted non-GAAP EPS was $1.00 per diluted share, compared to $0.78 per diluted share a year ago. Innospec closed the quarter with net debt of $169.6 million, down substantially from $206.1 million at the end of the second quarter. Cash generation in the quarter was very strong, with operating cash inflows of $46.1 million before capital expenditures of $3.3 million, and software capitalization of $4.1 million.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2017			Quarter ended September 30, 2016
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$29.9	$23.3	$0.95	$13.2	$11.4	$0.47

Amortization of acquired intangible assets	5.0	3.2	0.13	4.3	3.7	0.15
Foreign currency exchange (gains)/losses	(1.8)	(1.4)	(0.06)	5.0	4.3	0.18
Adjustment of income tax provisions	—	(0.5)	(0.02)	—	(1.2)	(0.05)
Adjustment to fair value of contingent consideration	—	—	—	(2.3)	(1.4)	(0.06)
Acquisition related costs	—	—	—	1.7	1.7	0.07
Settlement of distributor claim	—	—	—	1.0	0.6	0.02
	3.2	1.3	0.05	9.7	7.7	0.31
Adjusted non-GAAP amounts	$33.1	$24.6	$1.00	$22.9	$19.1	$0.78

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“Innospec has so far delivered a solid performance throughout 2017, and I am very pleased that this growth has continued in the third quarter. We have made good progress in all of our businesses, even with the headwinds created by the effects of Hurricane Harvey on raw material supplies, costs, and on our customers’ operations. As we anticipated on our last call, working capital has returned to more normalized levels, and the improvement in cash conversion has delivered very strong cash generation in the quarter.”

“With our leverage around 1.0x EBITDA, we have strengthened our balance sheet, enabling us to further increase our semi-annual dividend.”

“Fuel Specialties, delivered another very strong quarter, with new products helping to drive a positive price/mix effect. Margins are in line with expectations, and the business is on a very solid technology platform. This will continue to support further expansion in all regions.”

“There were a number of very positive features in the Performance Chemicals results and it is very pleasing to note that even without the significant acquisition effect, underlying sales were up 4 percent on the same period last year. As we indicated, margins are moving in the right direction, and we continue to drive further margin expansion. I am also pleased with the contribution of the business acquired from Huntsman last year, which added 14 cents to EPS, which exceeded our announced 10 cents target.”

“Despite the impact of Hurricane Harvey, Oilfield Services continued its growth track, with sales revenue up against both the comparative quarter, and sequentially. Although operating income continued to improve against the comparative quarter, it was down sequentially, with Hurricane Harvey having an adverse impact on raw material price and availability.”

“Octane Additives delivered the last portion of the current order as we predicted. We have now received a further order for approximately $18 million which, subject to shipping schedules, will be delivered in Q4 2017. Beyond this, although we expect further business in 2018, we have no further confirmed orders at this stage.”

Net sales in Fuel Specialties for the quarter were $130.1 million, a 14 percent increase from $114.4 million last year. Volumes increased by 2 percent, combined with a favorable price/mix variance of 9 percent and a positive currency impact of 3 percent. We saw revenue growth in all regions, with EMEA up over 20 percent, and Aspac up 9 percent. Despite the impact of Hurricane Harvey, revenues in the Americas were up by 5 percent. Gross margins in the segment were 34.3 percent, moving back from last year’s high into our expected range. Operating income for the quarter was $24.9 million, up 3 percent from last year’s $24.1 million.

In Performance Chemicals, net sales of $110.3 million were almost three times the net sales in the third quarter of 2016 and up 5 percent sequentially on the second quarter, with growth in both the heritage and acquired businesses. The heritage business grew by 4 percent from last year as strong volume growth of 13 percent and a positive currency impact of 1 percent offset an adverse price/mix of 10 percent. As anticipated, the segment’s gross margin improved sequentially at 18.8 percent from 16.6 percent in the second quarter. Operating income of $9.7 million for the quarter more than doubled from a year ago and was up almost 50 percent on a sequential basis.

Sales in Oilfield Services were $81.9 million, up 65 percent on the third quarter of 2016, driven by an improvement in customer activity, with overall volumes up by 83 percent offsetting an adverse price/mix impact of 18 percent. Revenues also increased by 8 percent sequentially. Gross margins declined to 34.8 percent, down from a very strong 41.4 percent in the comparative quarter, driven by higher costs, and an adverse price/mix. Operating income of $1.8 million in the quarter would have been further improved if not for the impacts of Hurricane Harvey.

In Octane Additives, net sales for the quarter were $10.1 million, with the last portion of the current order being fulfilled as expected. Gross margin was 49.5 percent and operating income of $4.4 million compared to $1.9 million a year ago.

Corporate costs were $11.7 million and within our expected range, down from $15.2 million a year ago. The effective tax rate for the quarter was 22.1 percent, and the expected tax rate for the full year remains at 25.0 percent.

Net cash generated from operations in the quarter was $46.1 million, compared to $29.9 million a year ago. As of September 30, 2017, Innospec had $65.5 million in cash and cash equivalents, and total debt of $235.1 million.

Mr. Williams concluded,

“We are very pleased with our strategic progress. Our core business units are all delivering sales revenue growth, and the development of new technologies continues to provide a sound platform for future growth of the business.”

“We expect to have further improvements in operating margins, but our direction is right on track. We have improved cash conversion, which has resulted in a further reduction in our net debt which is at about 1.0x EBITDA. This allows us to fund capital for organic growth, while still giving us the ability to participate in acquisition projects where they will clearly add shareholder value, and complement our strategy. We have also announced a semi-annual dividend of 39 cents per share, which means that our 2017 dividend is 15 percent higher than last year. We now have an uninterrupted track record of raising our dividend every six months since November 2013.”

“We feel positive about the remainder of the year, and we are anticipating 2018 with optimism.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange (gains)/losses, adjustment of income tax provisions, adjustment to fair value of contingent consideration, acquisition related costs and settlement of distributor claim. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific.  The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry.  The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future.  Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements.  Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the U.S. Securities and Exchange Commission.  You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-355-3611
Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended		Nine Months Ended
}	September 30		September 30
	2017	2016	2017	2016
Net sales	$332.4	$205.5	$953.0	$645.6
Cost of goods sold	(233.6)	(126.3)	(658.2)	(404.7)

Gross profit	98.8	79.2	294.8	240.9
Operating expenses:
Selling, general and administrative	(60.7)	(56.1)	(176.9)	(153.1)
Research and development	(7.9)	(6.5)	(23.8)	(19.6)
Adjustment to fair value of contingent consideration	—	2.3	—	6.3
Loss on disposal of subsidiary	—	—	(1.0)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—
Total operating expenses	(68.6)	(60.3)	(203.5)	(167.8)

Operating income	30.2	18.9	91.3	73.1
Other net income/(expense)	1.8	(5.0)	2.9	3.2
Interest expense, net	(2.1)	(0.7)	(6.3)	(2.2)

Income before income taxes	29.9	13.2	87.9	74.1
Income taxes	(6.6)	(1.8)	(21.3)	(14.9)

Net income	$23.3	$11.4	$66.6	$59.2

Earnings per share:
Basic	$0.97	$0.48	$2.76	$2.47
Diluted	$0.95	$0.47	$2.71	$2.42
Weighted average shares outstanding (in thousands):
Basic	24,137	23,977	24,119	23,989
Diluted	24,565	24,476	24,569	24,462

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2017	2016	2017	2016
Net sales:
Fuel Specialties	$130.1	$114.4	$377.8	$367.1
Performance Chemicals	110.3	36.8	309.7	106.8
Oilfield Services	81.9	49.7	224.5	132.4
Octane Additives	10.1	4.6	41.0	39.3

	332.4	205.5	953.0	645.6

Gross profit:
Fuel Specialties	44.6	43.8	135.9	129.5
Performance Chemicals	20.7	12.3	54.8	34.4
Oilfield Services	28.5	20.6	82.9	52.1
Octane Additives	5.0	2.5	21.2	24.9

	98.8	79.2	294.8	240.9

Operating income/(loss):
Fuel Specialties	24.9	24.1	75.5	72.2
Performance Chemicals	9.7	4.2	22.2	13.3
Oilfield Services	1.8	—	8.5	(7.1)
Octane Additives	4.4	1.9	19.2	22.5
Pension credit	1.1	1.6	3.2	5.1
Corporate costs	(11.7)	(15.2)	(34.5)	(37.8)

	30.2	16.6	94.1	68.2
Adjustment to fair value of contingent consideration	—	2.3	—	6.3
Loss on disposal of subsidiary	—	—	(1.0)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—
Total operating income	$30.2	$18.9	$91.3	$73.1

Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2017	2016	2017	2016
Net income	$23.3	$11.4	$66.6	$59.2
Interest expense, net	2.1	0.7	6.3	2.2
Income taxes	6.6	1.8	21.3	14.9
Depreciation and amortization:
Fuel Specialties	1.2	1.1	3.6	3.5
Performance Chemicals	4.4	1.6	12.6	4.7
Oilfield Services	4.5	4.6	13.7	13.5
Octane Additives	0.2	0.1	0.6	0.4
Corporate costs	2.2	2.2	6.2	6.2
Adjustment to fair value of contingent consideration	—	(2.3)	—	(6.3)
Fair value acquisition accounting	—	—	1.7	—
Adjusted EBITDA	44.5	21.2	132.6	98.3

Adjusted EBITDA:
Fuel Specialties	26.1	25.2	79.1	75.7
Performance Chemicals	14.1	5.8	36.5	18.0
Oilfield Services	6.3	4.6	22.2	6.4
Octane Additives	4.6	2.0	19.8	22.9
Pension credit	1.1	1.6	3.2	5.1
Corporate costs	(9.5)	(13.0)	(28.3)	(31.6)

	42.7	26.2	132.5	96.5
Loss on disposal of subsidiary	—	—	(1.0)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—
Other net income/(expense)	1.8	(5.0)	2.9	3.2

Adjusted EBITDA	$44.5	$21.2	$132.6	$98.3

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization. In addition, it also includes the fair value acquisition accounting relating to Performance Chemicals.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2017	2016
Assets

Current assets:
Cash and cash equivalents	$65.5	$101.9
Trade and other accounts receivable	245.6	154.4
Inventories	211.5	173.8
Prepaid expenses	4.1	6.2
Prepaid income taxes	4.0	4.8
Other current assets	2.0	—
Total current assets	532.7	441.1
Net property, plant and equipment	189.2	157.4
Goodwill	346.8	374.8
Other intangible assets	169.6	144.4
Deferred tax assets	16.3	14.9
Pension asset	54.9	48.0
Other non-current assets	3.1	0.8
Total assets	$1,312.6	$1,181.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$115.7	$59.6
Accrued liabilities	94.0	94.3
Current portion of long-term debt	10.3	10.3
Current portion of finance leases	2.6	1.6
Current portion of plant closure provisions	5.9	6.7
Current portion of accrued income taxes	8.2	9.4
Current portion of acquisition-related contingent consideration	1.1	1.1
Current portion of deferred income	0.1	0.1
Total current liabilities	237.9	183.1
Long-term debt, net of current portion	219.0	258.5
Finance leases, net of current portion	3.2	2.9
Plant closure provisions, net of current portion	36.8	32.8
Unrecognized tax benefits, net of current portion	1.8	2.3
Deferred tax liabilities	48.6	32.3
Pension liabilities	16.5	14.2
Deferred income, net of current portion	0.5	0.5
Other non-current liabilities	0.4	1.0
Equity	747.9	653.8

Total liabilities and equity	$1,312.6	$1,181.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30
(in millions)	2017	2016
Cash Flows from Operating Activities

Net income	$66.6	$59.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37.2	28.5
Adjustment to fair value of contingent consideration	—	(6.3)
Deferred taxes	3.7	0.5
Changes in working capital	(69.9)	7.3
Accrued income taxes	(2.7)	(0.9)
Movement on plant closure provisions	2.9	1.5
Loss on disposal of subsidiary	1.0	1.4
Foreign exchange loss on liquidation of subsidiary	1.8	—
Cash contributions to defined benefit pension plans	(0.8)	(0.8)
Non-cash movements on defined benefit pension plans	(2.7)	(4.7)
Stock option compensation	3.4	2.8
Movements on unrecognized tax benefits	(0.5)	(1.6)
Movements on other assets and liabilities	(4.8)	0.1
Net cash provided by operating activities	35.2	87.0
Cash Flows from Investing Activities

Capital expenditures	(16.4)	(12.2)
Business combinations, net of cash acquired	2.6	1.8
Acquisition of intangible asset	(4.2)	—
Internally developed software	(4.1)	—
Sale of short-term investments	—	4.7
Net cash used in investing activities	(22.1)	(5.7)
Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(40.0)	10.0
Net repayment of finance leases	(1.7)	(0.8)
Payment for acquisition-related contingent consideration	—	(44.0)
Dividend paid	(9.2)	(8.1)
Issue of treasury stock	1.0	0.3
Repurchase of common stock	(1.0)	(8.2)
Net cash used in financing activities	(50.9)	(50.8)
Effect of foreign currency exchange rate changes on cash	1.4	(0.3)

Net change in cash and cash equivalents	(36.4)	30.2
Cash and cash equivalents at beginning of period	101.9	136.9
Cash and cash equivalents at end of period	$65.5	$167.1

Amortization of deferred finance costs of $0.5 million (2016 — $0.2 million) are included in depreciation and amortization in the consolidated statements of cash flows and in interest expense, net in the consolidated statements of income.